Contacts:      Robert S. Vaters,
                                                            EVP, Finance and CFO
                                                           Xpedite Systems, Inc.
                                                         (908) 389-3900 ext. 221

                                                                 David P. Walker
                                                       Union Bank of Switzerland
                                                                  (212) 821-5121

                                                                Thomas C. Franco
                                                     Broadgate Consultants, Inc.
                                                                  (212) 232-2220


       UBS Capital LLC, Fenway Partners and Members of Senior Management
             Announce an Agreement to Acquire Xpedite Systems, Inc.

New York, NY, August 8, 1997 -- UBS Partners LLC (an affiliate of UBS Capital
LLC), Fenway Partners, Inc. and members of Xpedite Systems, Inc. (XSI) senior management announced today that they have reached a definitive merger agreement under which the group will acquire Xpedite Systems, Inc. (NASDAQ:
XPED) for $23.25 per share, which values XSI at approximately $250 million including existing indebtedness.

XSI is also announcing an agreement to acquire its U.K. affiliate.Xpedite Systems Limited (XSL), for $87 million which is expected to be completed simultaneously with the XSI merger. However, the XSL acquisition is not conditional upon completion of the XSI merger.

The Board of Directors of XSI has unanimously approved the merger agreement and the purchase agreement to acquire XSL. The merger agreement, which is subject to completion of contemplated financing and the simultaneous closing of the XSL acquisition, requires XSI shareholder and regulatory approvals. Both transactions are expected to close in the fourth quarter of this year.

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Xpedite, a worldwide leader in the enhanced fax and electronic messaging market, offers a wide range of computer and fax-based services focused primarily on high-volume document distribution.

Xpedite has operating centers in North America, Europe and the Pacific Rim.
In addition to computer and fax-based services, Xpedite provides high-volume electronic mail distribution via the Internet and traditional messaging services such as mailgram. The company has a worldwide fax and message distribution network with direct delivery to over 35 countries around the world.

UBS Partners LLC, a subsidiary of Union Bank of Switzerland, headquartered in New York, engages in the Merchant Banking business. UBS Capital LLC and its affiliates have investments in over 40 portfolio companies and manages a proprietary capital allocation from Union Bank of Switzerland of over $1.2 billion. Union Bank of Switzerland is the largest bank in Switzerland and one of the world's leading financial institutions with more than $16 billion in equity capital.

Fenway Partners, a New York-based investment firm, has approximately $527 million in assets under management. Fenway invests in middle-market branded growth companies and works closely with managements to improve operating performance. Since its inception in 1994, Fenway has completed 11 transactions involving the acquisition of 16 businesses with an aggregate purchase price of over $1 billion.

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